Morgan Stanley Multi Cap Growth Trust

77I- Terms of New or Amended Securities

Effective June 30, 2017, Morgan Stanley Multi Cap Growth Trust made changes to their share Class offerings as described in the supplement to their Prospectus filed via EDGAR with the Securities and Exchange Commission on June 15, 2017 (accession number 0001104659-17-039498), and incorporated by reference herein.

Morgan Stanley Multi Cap Growth Trust made changes to their share Class offerings as described in the supplement to their Prospectus filed via EDGAR with the Securities and Exchange Commission on October 27, 2017 (accession number 0001104659-17-064302), and incorporated by reference herein.

Morgan Stanley Multi Cap Growth Trust made changes to their share Class offerings as described in the supplement to their Prospectus filed via EDGAR with the Securities and Exchange Commission on November 13, 2017 (accession number 0001104659-17-067914), and incorporated by reference herein.